Exhibit 10.45

mimecast

Heather Bentley

12/10/2019

Dear Heather,

Offer of Employment at Mimecast Services Limited (the "Company")

Following your interviews with Mimecast, it is with pleasure that we offer you the position of a Senior Vice President, of Customer Operations (COPS), to be located in our London UK office.

Your employment will be on the terms set out in our standard UK Employment Contract which will be sent to you early next week. However, some of the basic terms are set out below for ease.

This is a full-time position working five days per week on Monday to Friday. Benefits include annual leave of 25 days plus the usual UK bank and public holidays, Private Medical Insurance, Pension and Life coverage. Your annual salary will be per £225,000.00 per annum.

In addition to your salary, you shall be eligible to participate in the Company's bonus scheme, benefit is based on your achievement of certain, pre-agreed criteria, which will be determined in advance and discussed with you. The target bonus for which you will be eligible is 50% of your salary per annum. The scheme is non-contractual and the Company reserves the right to vary, replace or withdraw the scheme at any time.

Subject to approval by the Company's Board of Directors, you will be given an option to purchase 75,000 options which will be issued on the first trading day after the month that you are hired and priced as of the close of that day. The vesting schedule for the options will be as follows: 25% of the options will vest on the first anniversary of the vesting commencement date and thereafter 6.25% of the options will vest quarterly until the options are fully vested on the fourth anniversary of the vesting commencement date.

In addition, subject to the approval by the Company's Board of Directors, you will be granted 25000 restricted share units ("RSUs") which will be issued on the first trading day in the month following your start date and priced as of the close of that day, vesting 25% annually over a period of . four years.

If your employment is terminated for reasons other than cause, such as a reduction- in-force or a material change in job requirements, and upon signing a customary release of claims, the Company will pay you 6 months of base salary as severance and continue your benefits throughout this period.

If there is a Change In Control, defined as another company purchasing more than fifty percent (50%) of the issued and outstanding equity in the company, fifty percent (50%) of any of your then unvested outstanding options will immediately become vested and exercisable. In addition, if within one (1) year after a Change of Control you are required to assume a position with materially different job duties or responsibilities, your base salary or total on target compensation is reduced by more than 5%, or your employment is terminated without "Cause" or a change in the location of your employment of more  than fifty miles (50) from the the current location ,   unless such relocation is within fifty (50) miles of your principal residence, then the remainder of your unvested options will become immediately vested and exercisable. For the avoidance of doubt, "Change of Control" means the sale of all or substantially all the assets of Company through a merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of Company in one or more related transactions. A merger or consolidation of the company means that the shareholders of the Company hold less than 50% of the shares in the resulting entity on completion of the transaction.

The offer is subject, at the Company's discretion to the following:

1.

The Company receiving two references from former employers (one of which must be from your current employer) which it considers satisfactory.  Please provide the names and contact details of your referees when you accept the offer. We will not take up references until you have accepted the offer.

2.	The Company reserves the right to conduct background and reference checks and your continued employment is contingent on satisfactory results of those checks.

3.	You entering into an Employment Contract on the Company's standard terms and conditions on or before commencing employment. Please let us know if you require any further information in this regard.

4.

You showing the Company your passport (which we will then copy and return to you). If you do not hold a British passport, a passport from a country within the European Economic Area (EEA), or a passport from a non-EEA country which gives you the right to work in the UK.

This offer may be withdrawn or, if you have started employment with the Company, your employment shall be terminated with immediate effect, if any of the above conditions are not satisfied.

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, including (but not limited to) any restrictions imposed by a current or by a former employer. Please review and sign back this offer letter. If you have questions please do not hesitate to contact Karen Anderson, CHRO (kanderson@mimecast.com).

Heather, we are excited for you to join Mimecast and believe you will make a significant contribution to the leadership team. We look forward to hearing from you and hope to be able to welcome you to the Company shortly!

Best regards,

/s/ Peter Bauer

Peter Bauer

Chief Executive Officer

Accepted by:/s/ Heather Bentley